UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2007

SYNTROLEUM CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4322 South 49th West Avenue Tulsa, Oklahoma	74107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Syntroleum Corporation (the “Company”) appointed Karen L. Gallagher, 55, as the Company’s Senior Vice President and Principal Financial Officer effective June 11, 2007. On June 13, 2007, the Company and Ms. Gallagher entered into an employment agreement regarding the terms upon which Ms. Gallagher will serve as the Company’s Senior Vice President and Principal Financial Officer (the “Employment Agreement”).

The Employment Agreement provides for an annual base salary of $175,000 that the Company may increase from time to time. In addition, the Employment Agreement entitles Ms. Gallagher to participate in employee benefit plans that the Company may offer to its employees from time to time.

The Employment Agreement provides for an initial term until August 15, 2007 and is automatically renewed for successive terms of 12 months unless sooner terminated. Under the agreement, employment may be terminated as follows:

•	by the Company upon Ms. Gallagher’s death or disability;

•	by the Company for just cause;

•	by the Company upon Ms. Gallagher’s retirement;

•	by the Company upon the dissolution and liquidation of the Company (unless the Company’s business is thereafter continued);

•	by the mutual agreement of Ms. Gallagher and the Company; and

•	by either the Company or Ms. Gallagher upon 15 days’ written notice.

If the Company terminates Ms. Gallagher’s employment for any reason other than as noted in the first two items above, she is entitled to receive her monthly salary for a period of three months following the date of termination. In addition, if there is a change in control of the Company and

•	the Company terminates Ms. Gallagher’s employment for any reason other than her death, disability, retirement or just cause during the one-year period immediately following the change of control, or

•	Ms. Gallagher terminates her employment for good reason,

 then, in lieu of any further payments for periods subsequent to the date of termination, the Company or its successor will pay Ms. Gallagher an amount equal to her monthly base salary in effect on the date of termination payable for a period of 3 months.

Pursuant to the agreement, Ms. Gallagher is prohibited from disclosing to third parties, directly or indirectly, the Company’s trade secrets, either during or after her employment with the Company, other than as required in the performance of her duties. The agreement also provides that Ms. Gallagher will not have or claim any right, title or interest in any trademark, service mark or trade name that the Company owns or uses. Ms. Gallagher also agrees to irrevocably assign to the Company all of her right, title and interest in and to any and all inventions and works of authorship made, generated or conceived by her during her period of employment with the Company and which related to the Company’s business or which were not developed on her own time. Ms. Gallagher further agrees that during the period of employment with the Company and for a period of one year following the termination of employment, she will not engage in certain activities related to the Company’s business.

The Board of Directors approved a grant to Ms. Gallagher of 165,000 restricted stock shares (“Restricted Stock”) of the Company’s common stock, par value $0.01 per share, which shall vest after August 15, 2007 in accordance with the following schedule:

•
upon the date of execution of definitive agreements for the provision of feedstock to and creation of a venture to construct and operate a plant of capacity to produce at least 3000 barrels per day of sales product (the “Plant”) with an entity acceptable to the Company, fifteen thousand (15,000) of the shares of Restricted Stock; and

•	upon the date of closing of the financing for the construction of the Plant, fifty thousand (50,000) of the shares of Restricted Stock; and

•	upon the date of the groundbreaking of the above Plant’s construction, an additional fifty thousand (50,000) of the shares of Restricted Stock; and

•	upon the date of completion of start-up operations and commencement of the Plant’s commercial operations, the remaining fifty thousand (50,000) of the shares of Restricted Stock.

Ms. Gallagher was previously Executive Vice President, Chief Financial Officer, Compliance Officer and Cashier for Summit Bank from 2001 to 2007, Senior Vice President, Chief Financial Officer and Cashier for Federal BankCentre from 1998 to 2001, Vice President and Chief Financial Officer for Community Care HMO, Inc. from 1994 to 1997, and Senior Vice President and Chief Financial Officer for Western National Bank from 1984 to 1994. Prior to 1984 Ms. Gallagher served in various tax positions with Arthur Andersen & Co., GRA, Inc. and Commerce Bank. Ms. Gallagher is a certified public accountant and received her Bachelor of Science in Business Administration from the University of Missouri-Kansas City, Missouri.

Also on June 13, 2007, the Company and Ms. Gallagher entered into an indemnification agreement (the “Indemnification Agreement”) pursuant to which the Company agrees to indemnify to the fullest extent permitted by applicable law, from and against any and all losses, liabilities, claims, damages and certain expenses arising out of an event or occurrence related to the fact that she is or was an officer of the Company or is or was serving in another position at the request of the Company. The Indemnification Agreement is substantially similar to the Company’s indemnification agreements with its directors and other officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTROLEUM CORPORATION

Date: June 15, 2007

By: /s/ Richard L. Edmonson
Richard L. Edmonson
Senior Vice President, General
Counsel and Corporate Secretary